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Exhibit 11.0  Statement re: Computation of Per Share Earnings (Unaudited)

  Earnings per share were computed as follows (dollar amounts in thousands except share data):



                                                   Weighted
                                                   Average   Per Share
                                                    Income    Shares    Amount
                                                   --------  ---------  ------

For the three month ended March 31, 2001:
-----------------------------------------
Basic Earnings per Share:
    Income available to common stockholders         $   566  1,492,790   $0.38
Effect of Dilutive Securities:
    Stock options                                               13,730
    Unearned incentive plan shares                              16,467
                                                             ---------
Diluted Earnings per Share:
    Income available to common stockholders and
assumed conversions                                 $   566  1,522,987   $0.37
                                                    =======  =========   =====


For the three months ended March 31, 2000:
------------------------------------------
Basic Earnings per Share:
    Income available to common stockholders         $   509  1,852,777   $0.27
Effect of Dilutive Securities:
    Stock options                                               45,862
    Unearned incentive plan shares                              34,589
                                                             ---------
Diluted Earnings per Share:
    Income available to common stockholders and
assumed conversions                                 $   509  1,933,228   $0.26
                                                    =======  =========   =====

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